SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Flamel Technologies S.A.
                                (Name of Issuer)

              Ordinary Shares, Nominal Value (Euro) 0.122 Per Share
                         (Title of Class of Securities)

                          ISIN NO. FR0004018711 (ADSs)

                                338488109 (ADSs)
                                (CUSIP Number)(1)

                                 January 3, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------
(1) The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.


                              (Page 1 of 17 Pages)

CUSIP No. 338488109                 13G/A                  Page 2 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                O.S.S. Capital Management LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 3,633,447
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 3,633,447
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 3,633,447
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 15.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                  Page 3 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                  Oscar S. Schafer & Partners I LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 140,110
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 140,110
-----------------------------------------------------------------------------

     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 140,110
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                  Page 4 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                   Oscar S. Schafer & Partners II LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,545,573
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,545,573
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,545,573
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 6.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                  Page 5 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                       O.S.S. Overseas Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,797,764
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,797,764
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,797,764
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                  Page 6 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                   O.S.S. Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,685,683
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,685,683
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,685,683
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                  Page 7 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                     Schafer Brothers LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 3,633,447
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 3,633,447
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 3,633,447
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 15.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                  Page 8 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                          Oscar S. Schafer
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 50,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 3,633,447
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 50,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 3,633,447
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 3,633,447
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 15.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                  Page 9 of 17 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                          Andrew Goffe
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 100,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 100,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 100,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 .4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G/A                 Page 10 of 17 Pages
ISIN No.  FR0004018711

ITEM 1.

         (a)      NAME OF ISSUER:
                  Flamel Technologies S.A.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  Parc Club du Moulin a Vent
                  33 avenue du Dr. Georges Levy
                  69693 Venissieux cedex France

Item 2(a).        NAME OF PERSON FILING:

                    (i) Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), with respect to the Ordinary Shares (as defined in Item 2(d) below) directly owned by it;

                    (ii) Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "Partnerships"), with respect to the Ordinary Shares (as defined in Item 2(d) below) directly owned by it;

                    (iii) O.S.S. Advisors LLC, a Delaware limited liability
                         company (the "General Partner"), which serves as the general partner of each of the Partnerships, with respect to the Ordinary Shares (as defined in Item 2(d) below) directly owned by each of the Partnerships;

                    (iv) O.S.S. Overseas Fund Ltd., a Cayman Islands exempted
                         company ("OSS Overseas"), with respect to the Ordinary Shares directly owned by it;

                    (v) O.S.S. Capital Management LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager, and management company, to OSS Overseas and the Partnerships, respectively, and has investment discretion with respect to the Ordinary Shares directly owned by OSS Overseas and Partnerships;

                    (vi) Schafer Brothers LLC, a Delaware limited liability
                         company (the "SB LLC"), which serves as the general partner to the Investment Manager, with respect to the Ordinary Shares directly owned by OSS Overseas and the Partnerships; and

                    (vii) Mr. Oscar S. Schafer ("Mr. Schafer"), who serves as
                         the senior managing member of the General Partner and of SB LLC, with respect to the Ordinary Shares directly owned by him only and with respect to Ordinary Shares owned by the Partnerships and OSS Overseas.

CUSIP No. 338488109                 13G/A                 Page 11 of 17 Pages
ISIN No.  FR0004018711


                    (viii) Mr. Andrew Goffe ("Mr. Goffe"), who is a limited
                         partner in the Investment Manager, with respect to shares of Ordinary Shares (as defined in Item 2(d) below) directly owned by him. Mr. Goffe may be deemed to act in concert with the Investment Manager but has sole beneficial ownership of his respective shares.

    The Partnerships, OSS Overseas, the General Partner, the Investment Manager, SB LLC, Mr. Schafer and Mr. Goffe are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2.

         (a)   NAME OF PERSON FILING
               (i)     O.S.S. Capital Management LP
               (ii)    Oscar S. Schafer & Partners I LP
               (iii)   Oscar S. Schafer & Partners II LP
               (iv)    O.S.S. Overseas Fund Ltd.
               (v)     O.S.S. Advisors LLC
               (vi)    Schafer Brothers LLC
               (vii)   Oscar S. Schafer
               (viii)  Andrew Goffe

         (b)   ADDRESS OF PRINCIPAL OFFICE, OR, IF NONE, RESIDENCE

               The address of the principal business offices of each of:
               (i)    Investment Manager
                         598 Madison Avenue
                         New York, NY 10022
               (ii)   OSS I
                         598 Madison Avenue
                         New York, NY 10022
               (iii)  OSS II
                         598 Madison Avenue
                         New York, NY 10022
               (iv)   OSS Overseas
                         SEI Investments Global (Cayman) Limited
                         Harbor Place, 5th Floor
                         South Church Street, P.O. Box 30464 SMB
                         Grand Cayman, Cayman Islands
                         British West Indies
               (v)    General Partner
                         598 Madison Avenue
                         New York, NY 10022
               (vi)   SB LLC
                         598 Madison Avenue
                         New York, NY 10022
               (vii)  Mr. Schafer
                         598 Madison Avenue
                         New York, NY 10022

CUSIP No. 338488109                 13G/A                 Page 12 of 17 Pages
ISIN No.  FR0004018711

               (viii) Mr. Goffe
                         252 Seventh Avenue
                         New York, NY 10001

         (c)   CITIZENSHIP
               (i)    Investment Manager - Delaware, USA
               (ii)   OSS I - Delaware, USA
               (iii)  OSS II - Delaware, USA
               (iv)   OSS Overseas - Cayman Islands
               (v)    General Partner - Delaware, USA
               (vi)   SB LLC - Delaware, USA
               (vii)  Mr. Schafer - New York, USA
               (viii) Mr. Goffe - New York, USA

         (d)   TITLE OF CLASS OF SECURITIES
               Ordinary Shares, Nominal Value (Euro) 0.122 Per Share, which are owned in the form of ADSs ("Ordinary Shares")

         (e)   CUSIP NUMBER
               The Ordinary Shares have no CUSIP number.
               The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:
          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). Not applicable.

CUSIP No. 338488109                 13G/A                 Page 13 of 17 Pages
ISIN No.  FR0004018711

ITEM 4. OWNERSHIP.

        A. Investment Manager
             (a) Amount beneficially owned: 3,633,447
             (b) Percent of class: 15.4% The percentages used herein and in the rest of Item 4 are calculated based upon the 23,639,590 shares of Common Stock issued and outstanding as of September 30, 2005 as reported in the Company's Form 6-K/A filed on November 11, 2005.
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,633,447
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    3,633,447

        B. OSS I
             (a) Amount beneficially owned: 140,110
             (b) Percent of class: 0.6%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 140,110
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 140,110

        C. OSS II
             (a) Amount beneficially owned: 1,545,573
             (b) Percent of class: 6.5%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,545,573
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,545,573

        D. OSS Overseas
             (a) Amount beneficially owned: 1,797,764
             (b) Percent of class: 7.6%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,797,764
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,797,764

        E. General Partner
             (a) Amount beneficially owned: 1,685,683
             (b) Percent of class: 7.1%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,685,683
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,685,683

CUSIP No. 338488109                 13G/A                 Page 14 of 17 Pages
ISIN No.  FR0004018711

         F. SB LLC
             (a) Amount beneficially owned: 3,633,447
             (b) Percent of class: 15.4%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,633,447
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 3,633,447

         G. Mr. Schafer
             (a) Amount beneficially owned: 3,633,447
             (b) Percent of class: 15.4%
             (c)(i) Sole power to vote or direct the vote: 50,000
               (ii) Shared power to vote or direct the vote: 3,633,447
              (iii) Sole power to dispose or direct the disposition: 50,000
               (iv) Shared power to dispose or direct the disposition: 3,633,447

         G. Mr. Goffe
             (a) Amount beneficially owned: 100,000
             (b) Percent of class:.4%
             (c)(i) Sole power to vote or direct the vote: 100,000
               (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: 100,000
               (iv) Shared power to dispose or direct the disposition: -0-

     The Investment Manager, the General Partner, SB LLC, Mr. Schafer and Mr. Goffe expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
            The (i) limited partners and the general partner of the Partnerships and (ii) the shareholders and advisor of OSS Overseas have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            See Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
            Not applicable.

CUSIP No. 338488109                 13G/A                 Page 15 of 17 Pages
ISIN No.  FR0004018711

ITEM 10.   CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             January 13, 2006
                                      ------------------------------
                                                  Date

                                           /s/ Oscar S. Schafer
                                      ------------------------------
                                                Signature

                                    Oscar S. Schafer, Managing Partner
                                      ------------------------------
                                               Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP No. 338488109                 13G/A                 Page 16 of 17 Pages
ISIN No.  FR0004018711

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  January 13, 2006


                                  /s/ Oscar S. Schafer
                                  -------------------------------------
                                  individually and as senior managing member
                                  of (a) O.S.S. Advisors LLC, for itself and
                                         as the general partner of
                                         (i) Oscar S. Schafer & Partners I LP;
                                             and
                                         (ii)Oscar S. Schafer & Partners II
                                              LP; and
                                     (b) Schafer Brothers LLC, for itself
                                         and as the general partner of
                                         O.S.S. Capital Management LP and
                                         investment manager of O.S.S. Overseas
                                         Fund Ltd.

CUSIP No. 338488109                 13G/A                 Page 17 of 17 Pages
ISIN No.  FR0004018711

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  January 13, 2006


                                  /s/ Andrew Goffe
                                  -------------------------------------
                                  individually